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EXHIBIT 4.18

SUPPLEMENT NO. ONE
TO
SECOND PRIORITY PLEDGE AGREEMENT

    THIS SUPPLEMENT NO. ONE (this "Supplement") dated as the 30th day of April, 2004, to the SECOND PRIORITY PLEDGE AGREEMENT dated as of May 30, 2003, among PLIANT CORPORATION, a Utah corporation (the "Issuer"), and each subsidiary of the Issuer listed on Schedule I hereto (each such subsidiary individually a "Subsidiary Pledgor" and collectively, the "Subsidiary Pledgors"; the Issuer and the Subsidiary Pledgors are referred to collectively herein as the "Pledgors") and WILMINGTON TRUST COMPANY, a Delaware banking corporation ("Wilmington Trust"), as collateral agent (in such capacity, the "Collateral Agent") for the Secured Parties (as defined in the Second Priority Security Agreement referred to below)

        A.    Reference is made to (a) the Indenture dated as of May 30, 2003, (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Issuer, the guarantors party thereto and Wilmington Trust, as trustee (in such capacity, the "Trustee"), (b) the Second Priority Security Agreement dated as of May 30, 2003, (as amended, supplemented or otherwise modified from time to time, the "Second Priority Security Agreement"), among the Issuer, the grantors party thereto and the Collateral Agent and (c) the Intercreditor Agreement dated as of May 30, 2003 (as amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among the Issuer, the Collateral Agent and the Credit Agent (as defined in the Second Priority Security Agreement).

        B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Priority Pledge Agreement and the Indenture.

        C.    The Pledgors have entered into the Second Priority Pledge Agreement pursuant to the terms of the Indenture in order to induce the Trustee to enter into the Indenture and the Initial Purchasers to purchase the Notes. Pursuant to Section 4.11 of the Indenture, the Company is required to cause certain of its Subsidiaries to enter into the Second Priority Pledge Agreement as a Subsidiary Pledgor. Section 24 of the Second Priority Pledge Agreement provides that such Subsidiaries may become Subsidiary Pledgors under the Second Priority Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Pledgor") is executing this Supplement in accordance with the requirements of the Indenture to become a Subsidiary Pledgor under the Second Priority Pledge Agreement as consideration for the purchase of the Notes by the Initial Purchasers and the Holders.

        Accordingly, the Collateral Agent and the New Pledgor agree as follows:

        Section 1.    In accordance with Section 24 of the Second Priority Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Second Priority Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby agrees (a) to all the terms and provisions of the Second Priority Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Obligations (as defined in the Second Priority Pledge Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor's right, title and interest in and to the Collateral (as defined in the Second Priority Pledge Agreement) of the New Pledgor, subject to the provisions of the Intercreditor Agreement (as provided in Section 7.25 of the Second Priority Pledge Agreement). Each reference to a "Subsidiary Pledgor" or a "Pledgor" in the Second Priority Pledge Agreement shall be deemed to include the New Pledgor. The Second Priority Pledge Agreement is hereby incorporated herein by reference.

        Section 2.    The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        Section 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

        Section 4.    The New Pledgor hereby represents and warrants that set forth on Schedule I attached hereto is a true and correct schedule of all its Pledged Securities.

        Section 5.    Except as expressly supplemented hereby, the Second Priority Pledge Agreement shall remain in full force and effect.

        Section 6.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Section 7.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Priority Pledge Agreement shall not in any way be affected or impaired (it being understood that the invalidity of a provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        Section 8.    All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Second Priority Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

        Section 9.    The New Pledgor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

(signature page to follow)

IN WITNESS WHEREOF, the New Pledgor and the Collateral Agent have duly executed this Supplement to the Second Priority Pledge Agreement as of the day and year first above written.

UNIPLAST INDUSTRIES CO.
By:
	Name:	Brian E. Johnson
	Title:	Executive Vice President, Treasurer & Assistant Secretary
Address:

WILMINGTON TRUST COMPANY, as Collateral Agent,
By:
Name:
Title:

SCHEDULE I
to Supplement No. One to the
Second Priority Pledge Agreement
Pledged Securities of the New Pledgor

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares
Uniplast U.S., Inc.	R-1	Uniplast Industries Co.	1,000 preferred shares	100% (of preferred shares)

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date
Nil

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  EXHIBIT 4.18
SUPPLEMENT NO. ONE TO SECOND PRIORITY PLEDGE AGREEMENT
SCHEDULE I to Supplement No. One to the Second Priority Pledge Agreement Pledged Securities of the New Pledgor
EQUITY INTERESTS
DEBT SECURITIES